Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Webster Financial Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-178642) of Webster Financial Corporation of our reports dated February 28, 2014, with respect to the consolidated balance sheet of Webster Financial Corporation and subsidiaries as of December 31, 2013, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the year then-ended, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Webster Financial Corporation and subsidiaries, incorporated by reference in the Registration Statement, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Hartford, Connecticut

June 2, 2014